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                      January 24, 2023

       Weilin Zhang
       Chief Financial Officer
       Tantech Holdings Ltd
       c/o Tantech Holdings (Lishui) Co., Ltd.
       No. 10 Cen Shan Road, Shuige Industrial Zone , Lishui City
       Zhejiang Province 323000
       People   s Republic of China

                                                        Re: Tantech Holdings
Ltd
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed July 18, 2022
                                                            File No. 001-36885

       Dear Weilin Zhang:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Industrial Applications and

                      Services